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                                                                      EXHIBIT 99
                    [LETTERHEAD OF BIOSOURCE INTERNATIONAL]

                                  "Exhibit A"


             COMPANY CONTACTS:     Larry A. May, Chief Financial Officer
                                   Aspasia Alexander, Investor Relations
                                   805/987-0086

             PRESS CONTACT:        FS Communications
                                   Matthew Schmidt
                                   650/691-1488


           BIOSOURCE INTERNATIONAL CONTINUES STOCK BUYBACK PROGRAM,

            BOARD AUTHORIZES PURCHASE OF ADDITIONAL 250,000 SHARES

     Camarillo, Calif.--August 17, 1998--BioSource International, Inc. (Nasdaq:
BIOI) today announced that the Board of Directors has authorized the purchase of up to an additional 250,000 shares of the Company's common stock during the 12-month period August 17, 1998 to August 18, 1999.
     The authorization, approved by the Company's Board on August 14, 1998, continues the share buyback program begun on April 22, 1997, and extended on December 22, 1997. The Company has purchased all of the 1.2 million shares of stock authorized by the Board since the start of the program, at an average share price of $6.44. In light of the recent price range of the Company's stock, the Board determined to continue purchasing shares, which it considers to be an excellent investment.
     "From our perspective, there is no rational explanation for the current trading level of the Company's stock," said James H. Chamberlain, chairman, president and chief executive officer of BioSource International, Inc. "We believe this represents an excellent buying opportunity and we are acting on it to express our confidence and improve overall shareholder value."
     BioSource International, Inc. is a Camarillo, Calif., based supplier of immunological reagents and test kits used in biomedical research. The Company offers more than 1,700 products, including recombinant proteins, monoclonal antibodies and ELISA assay kits to a variety of antigens, and custom DNA segments (oligonucleotides). For the year ended December 31, 1997, the Company reported net income of $3,186,363 on revenue of $20,571,835.
     This news release may contain forward looking statements that involve risks and uncertainties, included risks described from time to time in reports filed by BioSource International with the Securities and Exchange Commission, including its most recently filed Annual Report on Form 10-K.

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